Exhibit 10.6
RABBI TRUST AGREEMENT
by and between
DOLE FOOD COMPANY, INC.
and
MELLON BANK, N.A

TRUST AGREEMENT
     THIS AGREEMENT made this 4th day of December, 2002, by and between DOLE FOOD COMPANY, INC. (“Company”) and MELLON BANK, N.A. (“Trustee”)
     WHEREAS, the Company has adopted the Dole Food Company, Inc. Excess Savings Plan (the “Plan”);
     WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan (individually a “Participant” and collectively the “Participants”);
     WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust the assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan;
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
     WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.
     NOW THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.
(a)	The Company hereby establishes the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid and delivered to and accepted by the Trustee from the Company. The Trustee shall have no duty to determine or collect contributions under the Plan and shall have no responsibility for any property until it is received and accepted by the Trustee. The Company shall have the sole duty and responsibility for the determination of the accuracy or sufficiency of the contributions to be made under the Plan.

All such money and other property paid or delivered to and accepted by the Trustee shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established is irrevocable by the Company.

(c)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly. The Company represents and warrants to the Trustee: (i) the Plan for which benefits are or may become payable under this Trust is not subject to Part 4 of Title I of ERISA; and (ii) the Plan covers, and will cover, only a select group of management or highly compensated employees as contemplated by Section 401(a) of ERISA and interpretations, opinions, and rulings of the Department of Labor thereunder.

(d)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participants and general creditors as herein set forth. The Participants and their beneficiaries shall have no preferred claim on, nor any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the general creditors of the Company or a subsidiary of the Company under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

(e)	Upon a Change of Control, the Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s) (as certified to the Trustee by the Company) as of the date on which the Change of Control occurred. Nothing in the preceding sentence shall prevent the Company from making contributions of cash or property to the Trust prior to a Change of Control in amounts determined by the Company, in its sole discretion, up to and including the entire amount sufficient to pay the participants or their beneficiaries under the terms of the Plans.

(f)	The Company represents and warrants to the Trustee that the Plan covers, and will cover, only a select group of management or highly compensated employees as contemplated by Section 401(a) of ERISA and interpretations, opinions, and rulings of the Department of Labor thereunder. The Company shall indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys’ fees and expenses suffered or incurred by any of the foregoing indemnities as a result of a breach of the foregoing representation and warranty. The provisions of this subsection shall survive termination of this Agreement.
Section 2. Payments to Plan Participants and Their Beneficiaries.
(a)	The Company shall maintain a separate written record that reflects for each Participant, the Participant’s benefits under the Plans and the portion of the Trust allocated on a pro rata basis to such Participant (a “Participant Record”). Prior to a Change of Control, the Trustee shall provide to the Company the results of each Valuation pursuant to Section 9(a). Following receipt of a Valuation, each Participant Record shall be equitably adjusted by the Company to reflect its share of the income, expense, appreciation and depreciation since the preceding Valuation date. Immediately prior to a Change of Control, the Company shall provide the Trustee with a copy of the current Participant Records. Such Participant Records shall be maintained solely for record keeping purposes without any legal entitlement of a Participant to amounts allocated to his or her Participant Record.

(b)	After a Change of Control, the Trustee shall have the responsibility to maintain and update the Participant Records, provided that, for any contributions to the Trust after a Change of Control, the Company shall designate the amount of the contribution to be allocated to each Participant Record. The Trustee shall be entitled to rely on the most recent certified listing delivered by the Company to the Trustee prior to a Change of Control in the maintenance and updating of such Participant Records following a Change of Control. No new Participants may be added following a Change of Control. Following a Change of Control, the sole source of Trust assets from which the Trustee may pay a Participant’s benefits, to the extent the Trustee, rather than the Company, pays the benefits, shall be that portion of the assets of the Trust allocated to the Participant Record of such Participant.

(c)	It is the intent of the Company and the Trustee that the Company shall be responsible for determining and effecting all federal, state and local tax aspects of the Plan and the Trust, including without limitation income taxes payable on the Trust’s income, if any, any required withholding of income or other payroll taxes in connection with the payment of benefits from the Trust pursuant to the Plan, and all reporting required in connection with any such taxes. To the extent that the Company is required by applicable law to pay or withhold such taxes or to file such reports, such obligation shall be a responsibility allocated to the Company, as the case may be, hereunder. To the extent the Company believes the Trustee is required by applicable law to pay or withhold such taxes or to file such reports, the Company shall inform the Trustee of such obligation. The Company and the Trustee shall each provide to the other party any information required to meet obligations pursuant to this section.

(d)	The entitlement of a Participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan. The Company shall notify the Trustee of such determination and shall direct commencement of payments of such benefits.

(e)	The Company may make payment of benefits directly to the Participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their beneficiaries. In addition, if the principal of the Trust, together with any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall immediately make up the balance of each such payment as it falls due. The Trustee shall notify the Company when principal and earnings are not sufficient.

(f)	Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction, which determination is not appealable or the time for appeal or protest of which has expired, or the receipt by the Trustee of an unqualified opinion of tax counsel selected by the Company, which determination determines, or which opinion concludes, that any Participant or beneficiary is subject to federal income taxation on amounts held in trust to pay benefits hereunder prior to the distribution to such Participant or beneficiary of such benefits, the Trustee shall, on receipt by the Trustee of such opinion or actual notice of such determination, pay to such Participant or beneficiary the portion of the Trust Fund includible in such Participant’s or beneficiary’s federal gross income, and the Participant’s or beneficiary’s benefits shall be canceled to the extent of such payment, provided that the amount, form and timing of such payments, and the amount and method of such cancellation, shall be as directed by the Company prior to a Change of Control.
Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.
(a)	The Trustee shall cease payment of benefits to affected Participants and their beneficiaries if the Company or a subsidiary of the Company (“Subsidiary”) is Insolvent. The Company or a Subsidiary shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company or Subsidiary is unable to pay its debts as they become due, or (ii) the Company or Subsidiary is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company or Subsidiary under federal and state law as set forth below.
(1)	The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Insolvency of the Company or a Subsidiary. If a person reasonably claiming to be a creditor of the Company or a Subsidiary alleges in writing to the Trustee that the Company or a Subsidiary has become Insolvent, the Trustee shall determine whether the Company or Subsidiary is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participants or their beneficiaries who are employees of the affected Company or Subsidiary. Such determination shall be made by the Trustee within five (5) business days of receipt of the written allegation of Insolvency. In all cases, the Trustee shall be entitled to conclusively rely upon the written certification of the Board of Directors or the Chief Executive Officer of the Company when determining whether the Company or a Subsidiary is Insolvent.

(2)	Unless the Trustee has actual knowledge of the Insolvency of the Company or a Subsidiary, or has received notice from the Company or a person reasonably claiming to be a creditor alleging that the Company or a Subsidiary is Insolvent, the Trustee shall have no duty to inquire whether the Company or any Subsidiary is Insolvent. The Trustee may in all events rely on such evidence concerning the solvency of the Company or a Subsidiary as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the solvency of the Company or a Subsidiary.

(3)	If at any time the Trustee has determined that the Company or a Subsidiary is Insolvent, the Trustee shall discontinue payments to the Participants who are employees of the affected entity or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors, unless the Company has specifically identified, in writing, the assets, or portion of the whole trust, allocated for the benefit of employees of an insolvent subsidiary, in which case the Trustee shall segregate such assets or portion, and hold the same for the benefit of the general creditors of such insolvent subsidiary. Nothing in this Trust Agreement shall in any way diminish any rights of the Participants or their beneficiaries to pursue their rights as general creditors of the Company or a Subsidiary with respect to benefits due under the Plan or otherwise.

(4)	The Trustee shall resume the payment of benefits to the Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company or the Subsidiary is not Insolvent (or is no longer Insolvent).
(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof, and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participants or their beneficiaries under the terms of the Plan as certified to the Trustee by the Company for the period of such discontinuance, less the aggregate amount of any payments made to the Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.
Section 4. Payments to Company.
Except as provided in Section 3 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Participants and their beneficiaries pursuant to the terms of the Plan (as certified to the Trustee by the Company).
Section 5. Investment Authority.
(a)	Prior to a Change of Control, the Company shall direct the Trustee, or appoint one or more investment managers from time to time to direct the Trustee, with respect to investment of the Trust Fund. The Company and each investment manager shall designate in writing the persons who are authorized to represent such party in dealing with the Trustee. The Trustee shall have no investment duties for the Trust Fund. The Trustee shall have no duty to inquire whether investment directions received from the Company or an investment manager are in accordance with the Plan, or to review the assets purchased, retained or sold. The Trustee shall be fully indemnified by the Company for any action taken in accordance with, or any failure to act in the absence of, the Company’s or an investment manager’s directions.

(b)	Upon notice of a Change of Control, the Trustee shall, subject to, and to the extent provided in Section 6 below, have and exercise sole investment discretion with respect to all of the Trust Fund in accordance with the Investment Guidelines in effect immediately prior to a Change of Control, a copy of which shall be provided prior to a Change of Control to the Trustee by the Company. The Trustee’s sole responsibility with regard to investment discretion shall be to exercise such discretion in accordance with the Investment Guidelines. Thereafter, the Investment Guidelines may be changed from time to time by mutual agreement of the Trustee and the Company. The Trustee may, in its sole discretion, appoint, retain or terminate an investment manager (including any affiliate of the Trustee) to manage all or a portion of the Trust Fund in accordance with the current Investment Guidelines.
Section 6. Trustee’s Powers and Duties
(a)	The Trustee shall have the powers and duties provided in this Section 6, subject, prior to a Change of Control, to the direction of the Company and or Investment Managers appointed by the Company in accordance with Section 5, provided, however, that in no event may the Trustee invest in (i) any asset settled or held in safekeeping outside of the United States, (ii) real estate, or (iii) securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests, unless the Company shall have given the Trustee 60 days advance written notice of the Company’s intention to invest in such securities. For this purpose, “real estate” includes, but is not limited to, real property, leaseholds, mineral interests, and any form of asset which is secured by any of the foregoing. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participants.

(b)	To invest and reinvest the Trust, without distinction between principal and income, in any form of domestic or foreign property, whether or not productive of income or consisting of wasting assets, provided that investments shall be diversified so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so;

(c)	To invest all or any part of the Trust Fund in interests in registered investment companies, for which the Trustee or an affiliate of the Trustee receives compensation for providing custodial, transfer agency, investment advisory or other services (the Company acknowledges that interests in such investment companies are not bank deposits and are not insured by, guaranteed by, obligations of, or otherwise supported by the United States of America, the Federal Deposit Insurance Corporation, or any bank or government entity);

(d)	To sell, convey, redeem, exchange, grant options for the purchase or exchange of, or otherwise dispose of, any property, at public or private sale, for cash or upon credit, with or without security, without obligation on the part of any person dealing with the Trustee to see to the application of the proceeds of, or to inquire into the propriety of, any such disposition;

(e)	To hold, purchase and maintain, as owner, life insurance policies as provided in this Trust Agreement;

(f)	To exercise, personally or by general or limited proxy or power of attorney, all voting and other rights appurtenant to any investment held in the Trust and to delegate discretionary power to exercise all or any such rights to trustees of a voting trust for any period of time;

(g)	To join in or oppose any reorganization, recapitalization, consolidation, merger or liquidation of any plan thereof, or any lease, mortgage or sale of the property of any organization the securities of which are held in the Trust; to pay from the Trust any assessments, charges or compensation specified in any plan of reorganization, recapitalization, consolidation, merger or liquidation; to deposit any property with any committee or depository; and to retain any property allotted to the Trust in any reorganization, recapitalization, consolidation, merger or liquidation;

(h)	To exercise or sell, personally or by general or limited power of attorney, any conversion, subscription or other rights, including the right to vote, appurtenant to any investment held in the Trust;

(j)	To compromise, settle or arbitrate any claim, debt, or obligation of or against the Trust; to enforce or abstain from enforcing any right, claim, debt or obligation; and to abandon any property determined by it to be worthless;

(k)	To settle, compromise, or submit to arbitration any claims, debts, or damage due or owing to or from the Trust Fund, to commence or defend suits or legal or administrative proceedings, and to represent the Trust Fund in all legal and administrative proceedings;

(l)	To engage any legal counsel, including counsel to the Company, any enrolled actuary, or any other suitable agents; to consult with such counsel, enrolled actuary, or agents with respect to the construction of this Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement or any act which the Trustee proposes to take or omit;

(n)	Prior to a Change in Control, to pay such compensation as the Company directs to any third party administrator retained by the Company to administer the Plans.

(o)	The Trustee may appoint custodians, subcustodians or subtrustees (including affiliates of the Trustee), as to part or all of the Trust. The Trustee shall not be responsible or liable for any losses or damages suffered by the Company arising as a result of the insolvency of any custodian, subcustodian or subtrustee, except to the extent the Trustee was negligent in its selection or continued retention of such custodian, subcustodian or subtrustee. In no event shall Trustee be liable for the acts or omissions of any custodian, subcustodian or subtrustee appointed pursuant to the direction of the Company or an investment manager.

(p)	The Trustee may hold property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an affiliate of the Trustee), so long as the Trustee’s records clearly indicate that the assets held are a part of the Trust. The Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized clearing facility, book-entry system, centralized custodial depository, or similar organization.

(q)	The Trustee may generally do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.
Section 7. Contractual Settlement and Income; Market Practice Settlements
(a)	In accordance with the Trustee’s standard operating procedure, the Trustee shall credit the Fund with income and maturity proceeds on securities on contractual payment date net of any taxes or upon actual receipt. To the extent the Trustee credits income on contractual payment date, the Trustee may reverse such accounting entries to the contractual payment date if the Trustee reasonably believes that such amount will not be received.

(b)	In accordance with the Trustee’s standard operating procedure, the Trustee will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Trustee settles certain securities transactions on the basis of contractual settlement date accounting, the Trustee may reverse to the contractual settlement date any entry relating to such contractual settlement if the Trustee reasonably believes that such amount will not be received.

(c)	Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Trustee shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.
Section 8. Disposition of Income.
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
Section 9. Valuation and Accounting by Trustee.
(a)	The Trust shall be revalued by the Trustee at current values, as determined by the Trustee, as of the last business day of each calendar year, and as of such additional dates as the Trustee and Company shall mutually agree (“Valuation”). Prior to a Change of Control, the Company annually shall provide a certification of value for each life insurance or annuity contract held as an asset of the Trust. The Trustee may rely upon the certification of value received from the Company prior to a Change in Control for each such policy or contract held as an asset of the Trust. After a Change in Control each policy and contract shall be valued as determined by the Trustee.

(b)	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions affected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. If, within ninety (90) days after the Trustee mails to the Company a statement with respect to the Trust, the Company has not given the Trustee written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Trustee shall not be liable for any matters in such statements.
Section 10. Responsibility of Trustee.
(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan (as certified to the Trustee by the Company) or this Trust and is given in writing by the Company.

(b)	The Trustee is not a party to, and has no duties or responsibilities under, the Plan other than those that may be expressly contained in this Agreement. In any case in which a provision of this Agreement conflicts with any provision in the Plan, this Agreement shall control. Notwithstanding anything to the contrary contained elsewhere in this Agreement, any reference to the Plan or Plan provisions which requires knowledge or interpretation of the Plan shall impose a duty upon the Company to communicate such knowledge or interpretation to the Trustee. The Trustee shall have no obligation to know or interpret any portion of the Plan and shall in no way be liable for any proper action taken contrary to the Plan. Notwithstanding the foregoing, following a Change of Control, no instructions from the Company regarding its knowledge or interpretation of the Plan shall serve to reduce the benefits payable to any Participant or beneficiary to an amount below the amount reflected in the Participant Records (as adjusted for investment gains and losses).

(c)	The Trustee shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it to be genuine and delivered by the proper party or parties.

(d)	Prior to a Change of Control and the Trustee’s assumption of full investment discretion, if the Company either contributes or directs the Trustee to invest the Trust Fund in securities or other obligations of the Company, then the Trustee shall have no fiduciary or other liability for decisions to purchase or hold such investments. Also, the Company shall direct the Trustee as to the voting of any Company stock held in the Trust. The Company shall indemnify the Trustee for any liabilities that arise on account of such contributions or investments. This Section shall survive the termination of this Agreement.

(e)	The Company agrees to indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys’ fees and expenses incurred by the Trustee or any of the foregoing indemnities arising out of or in connection with this Agreement, except as a result of the Trustee’s own negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.

(f)	If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, provided that the Trustee, before incurring any such costs, shall notify the Company in writing of the specific matter and gives an estimate of the amounts likely to be expended. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(g)	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder and, provided that the Trustee, before incurring any costs with respect to such consultation, notifies the Company in writing of the specific matter for which it seeks consultation, and gives an estimate of the amounts likely to be expended, pay counsel’s reasonable compensation and expenses as a part of its reimbursable expenses under this Agreement. The Trustee shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

(h)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals, including affiliates, to assist it in performing any of its duties or obligations hereunder, and pay reasonable compensation and expenses of such professionals, as contemplated in the Fee Schedule, as a part of its reimbursable expenses under this Agreement. The Trustee may pay such expenses that are not covered by the Fee Schedule as a part of its reimbursable expenses hereunder if the Trustee, before hiring such agents, accountants, actuaries, investment advisors, financial consultants or other professionals, notifies the Company in writing of the specific matter for which it seeks consultation, and gives an estimate of the amounts likely to be expended.

(i)	The Trustee shall have without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein,

provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(j)	Notwithstanding the provisions of Section 10(h) above, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(k)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(1)	Notwithstanding anything in this Agreement to the contrary, provided the trustee has taken reasonable steps to mitigate any damages or loss, the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Trust resulting from any event beyond the reasonable control of the Trustee, its agents or custodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

(m)	The Trustee shall not be liable for any act or omission of any person other than the Trustee, its employees and agents in carrying out any responsibility imposed upon such person and under no circumstances shall the Trustee be liable for any indirect, consequential, or special damages with respect to its role as Trustee.
Section 11. Compensation and Expenses of Trustee.
The Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. The Trustee shall be entitled to fees for services and expenses as mutually agreed. The Company acknowledges that as part of the Trustee’s compensation, the Trustee may earn interest on balances including disbursement balances and balances arising from purchase and sale transactions. If the

Trustee advances cash or securities to the Trust for any purpose set forth in this Trust Agreement, any property at any time held in the Trust Fund shall be security therefor and the Trustee shall be entitled to collect from the Trust sufficient cash for reimbursement, and if such cash is insufficient, dispose of the assets of the Trust Fund to the extent necessary to obtain reimbursement, provided that such disposal of assets shall not occur earlier than 15 days after written notice to the Company describing the intent to dispose of assets, the amount involved, and the expenses at issue. To the extent the Trustee advances funds to the trust for disbursements or to effect the settlement of purchase transactions, the Trustee shall be entitled to collect from the Trust, an amount equal to what would have been earned on the sums advanced (an amount approximating the “federal funds” interest rate).
Section 12. Resignation and Removal of Trustee.
(a)	The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b)	The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee, except that after a Change of Control as defined herein, the Trustee may not be removed by the Company for one year.

(c)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 90 days after receipt of the notice of resignation, removal or transfer, unless the Company extends the time limit.

(d)	If the Trustee resigns or is removed, a successor shall be appointed in accordance with Section 13 hereof by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

(e)	If Trustee resigns within one year of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 13(c) hereof prior to the effective date of Trustee resignation.
Section 13. Appointment of Successor.
(a)	If the Trustee resigns or is removed in accordance with Section 12 (a) or (b) hereof, the Company shall appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 9 and 10 hereof.

(c)	If Trustee resigns or is removed pursuant to the provisions of Section 12(e) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.
Section 14. Amendment or Termination.
(a)	This Trust Agreement may be amended in writing by the Company at any time, except within one year after the occurrence of a Change of Control, unless during such period the Trustee determines, in its discretion, that such amendment is necessary for the administration of the trust. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan, or, without the written agreement of the Trustee, affect the rights, powers and duties of the Trustee hereunder.

(b)	The Trust shall not terminate until the date on which the Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan (as certified to the Trustee by the Company) unless sooner revoked in accordance with Section l(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

(c)	Upon written approval of the Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.
Section 15. Miscellaneous.
(a)	Neither the Company nor the Trustee may assign this Agreement without the prior written consent of the other, except that the Trustee may assign its rights and delegate its duties hereunder to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Trustee. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Trustee and their respective successors and permitted assigns. Any entity which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the trust business of the Trustee shall, upon such succession and without any appointment or other action by the Company, be and become successor trustee hereunder, upon notification to the Company.

(b)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(c)	Benefits payable to Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(d)	This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

(e)	For purposes of Trust, a “Change in Control” occurs if and as of the first day that any one or more of the following conditions are satisfied, whether accomplished directly or indirectly, or in one or a series of related transactions:
1)	Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, other than
(i)	David H. Murdock, a California resident (who is the Chief Executive Officer of the Company and Chairman of the Board of Directors), or

(ii)	Following the death of David H. Murdock, the trustee or trustees of a trust created by David H. Murdock. However, a Change in Control shall occur upon the possession of the specified Beneficial Ownership by the trustee or trustees of a trust created by David H. Murdock if the Board of Directors of the Company, in its sole and absolute discretion, determines that a Change in Control has occurred.

2)	Individuals who, as of November 1, 2002, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual who becomes a director after November 1, 2002, and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, unless the individual’s initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company.

3)	A reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving Dole (a “Fundamental Transaction”) becomes effective or is consummated, unless
(i)	More than 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity (“parent”) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (“Resulting Entity”) are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately before the Fundamental Transaction, in substantially the same proportions as their Beneficial Ownership, immediately before the Fundamental Transaction, of the outstanding voting securities of the Company; and

(ii)	More than half of the members of the board of directors or similar body of the Resulting Entity (or its parent) were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Fundamental Transaction.
For all purposes of the calculations and comparisons in Section 15(e)(3)(i), there shall be ignored the Beneficial Ownership of the outstanding voting securities of Dole by any Person who is or, within two years before the consummation date of the Fundamental Transaction, was, an Affiliate or

Associate of a party (other than the Company or any of its wholly-owned Subsidiaries) to the Fundamental Transaction.
4)	A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Company’s business and/or assets (an “Asset Sale”) is consummated, unless, immediately following such consummation, all of the requirements of Section 15(e)(3)(i-(ii) are satisfied, both with respect to the Company and with respect to the entity to which such business and/or assets have been sold, transferred or otherwise disposed of or its parent (a “Transferee Entity”).

5)	Notwithstanding anything to the contrary contained in this Section 15(e), the consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall not constitute a Change in Control if more than 50% of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.

6)	The following terms shall means as follows, for purposes of this Section 15 (e):
(i)	“Affiliate” means the same as the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

(ii)	“Associate” means the same as the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

(iii)	“Beneficial Owner” means a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act. A person “Beneficially Owns” or has “Beneficial Ownership” of another if the person is the Beneficial Owner of the other.

(iv)	“Company” shall mean the Company and its successors. For purposes of this Section 15 (e), after the consummation of a Fundamental Transaction or an Asset Sale, the term “successor” shall include, without limitation, the Resulting Entity or Transferee Entity, respectively.

(v)	“Dole” shall mean the Company and/or its Subsidiaries.

(vi)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii)	“Person” means a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(viii)	“Subsidiary” means any Company or other entity, a majority or more of the outstanding voting stock or voting power of which is Beneficially Owned directly or indirectly by the Company.
7)	The Company shall have the duty to inform the Trustee in writing upon the occurrence of a Change of Control. The Trustee shall be entitled to conclusively rely upon such written certification of the Company.
Section 16. Reliance on Representations.
(a)	The Company and the Trustee each acknowledge that the other will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of the other as set forth in this Agreement. The Company and the Trustee each agree to notify the other promptly if any of its representations, undertakings, or acknowledgments set forth in this Agreement ceases to be true.

(b)	Each of the parties represents and warrants to the other parties that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement.
Section 17. Entire Agreement.
This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersedes all previous agreements, whether oral or written, and documents with respect to such matters.
Section 18. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.
Section 19. Effective Date.
The effective date of this Trust Agreement shall be the 4th day of December, 2002.

DOLE FOOD COMPANY, INC.		MELLON BANK, N.A.

By:	/s/ George R, Horne	By:	/s/ Patricia L. Farbacher
Name: George R, Horne		Name: Patricia L. Farbacher
Title: Vice President, Administration and Support Operations		Title:	Vice President